AT&T MACHINE TO MACHINE WIRELESS COMMUNICATIONS AGREEMENT

CUSTOMER	**AT&T**
Legal Name: One Media Partners Inc. Business Name (if different): Type of Entity: (“**Customer**”)	AT&T Mobility II, LLC on behalf of its Affiliates doing business as AT&T or AT&T Mobility (**“Company” or “AT&T”**)
CUSTOMER Address (For Official Notices)	**Company Address (For Official Notices)**
One Media Partners Inc. 1701 E. Woodfield Road, Suite 315 Schaumburg, IL 60173	AT&T Industrial Internet of Things (IIoT) 1277 Lenox Park Blvd, 6A49 Atlanta, GA 30319
CUSTOMER Contact	**Company Contact**
Name: Robert J. Wagner Title: Chief Executive Officer Telephone: 630-699-1145 Email: rjwagner@onemediapartners.com	Name: Tad Reynes Title: Director Telephone: 708-917-2847 Email: tad.reynes@att.com
CUSTOMER Billing Address (if different from above)	

This is an Agreement between the customer named above (“Customer”) and the AT&T entity named above and consists of this Cover Page, the attached Agreement Terms and Conditions, the Service Guide for AT&T Machine-to-Machine Wireless Services (“Service Guide”) found at http://serviceguidenew.att.com/sg_flashPlayerPage/M2M, the General Terms and Conditions found at www.att.com/cda in effect on the Effective Date hereof, and any Exhibits. This Agreement is effective as of the last signature date below (“Effective Date"). In the event of a conflict among terms, the order of priority shall be first, the Exhibits, next the Agreement Terms and Conditions, next the General Terms and Conditions, and lastly the Service Guide.

CUSTOMER'S SIGNATURE BELOW ACKNOWLEDGES THAT CUSTOMER HAS READ AND UNDERSTANDS EACH OF THE PROVISIONS OF THIS AGREEMENT AND AGREES TO BE BOUND BY THEM.

One Media Partners Inc.	**AT&T Mobility II, LLC**
By: *Robert J Wagner* (Authorized Signature) Name: Robert J. Wagner Title: Chief Executive Officer Date: February 3, 2016	By: Tad Reynes Digitally signed by Tad Reynes DN: cn=Tad Reynes, o=Healthcare Solutions, ou=Internet of Things, email=jr2595@att.com, c=US Date: 2016.02.05 18:00:08 -06'00' (Authorized Signature) Name: Title: Date:

AT&T MACHINE TO MACHINE WIRELESS COMMUNICATIONS AGREEMENT

TERMS AND CONDITIONS

SECTION 1. Purchase and Sale of the Service. Customer agrees to purchase from Company, and Company agrees to sell to Customer, the Service for use in Machine to Machine Communications on Company's wireless Network as stated in the Exhibits hereto.

SECTION 2. Term. This Agreement commences on the Effective Date set forth above and remains in effect for three years. This Agreement will automatically renew for successive one-year renewal terms unless either party provides the other with a notice of termination at least thirty days prior to the end of the then-current term.

SECTION 3. Service Technology Disclosures

3.1. Under this Agreement, Customer may not initially activate new 2G Devices on the Company Network. All Devices activated must contain a radio module that is activated on Company's 3G, LTE or later technology Networks.

3.2. Customer acknowledges that Company's 2G Network will no longer be available after December 31, 2016 or by such other national 2G Network retirement date that Company provides to Customer by written notice, and that any 2G Devices still in use as of such retirement date will no longer be able to communicate using Company's Network.

3.3. Company is not obligated to maintain any particular technology, and Company may reduce or terminate Network technologies at any time in its sole discretion. Company will provide Customer twelve (12) months prior written notice of its intention to (i) terminate a significant wireless technology on a nationwide basis, or (ii) prohibit future activations or reactivations of SIMs using a particular wireless technology on a nationwide basis. Services provided by roaming carrier Networks may be reduced or terminated on a different schedule with or without prior notice. Customer may terminate its Company wireless Services for particular Devices without penalty and any minimum purchase requirements shall be equitably adjusted, to the extent that Company or its roaming carriers no longer provide the technology on which affected Devices operate.

3.4. For purposes of this Section, (i) "2G" means wireless Services which use any of GPRS (General Packet Radio Services), GSM (Global Services Mobile) or EDGE (Enhanced Data GPRS Evolution) technologies, (ii) "3G" means UMTS/HSPA (Universal Mobile Telecommunications System/High Speed Packet Access) technologies, and (iii) "LTE" means wireless services which use Long Term Evolution technology, also known as 4G LTE.

SECTION 4. Default and Termination

4.**1** This Agreement may be terminated upon an Event of Default by either party if such Event of Default is not cured by the defaulting party within thirty days of receipt of notice of the Default; provided, however, that in the case of failure to pay invoices or in the case of abuse or fraudulent use of the Service, or a violation of the confidentiality or publicity provisions of the General Terms and Conditions, this Agreement may be terminated if such Event of Default is not cured within ten days of receipt of notice of the Default.

4.2 Either party may terminate this Agreement at its convenience upon ninety days' prior written notice to the other party.

4.3 After the effective termination or expiration of this Agreement for any reason except for termination by Company due to a material breach by Customer, the parties agree to continue performing their respective obligations (the "Assurance of Supply Period") under the terms of this Agreement that exist as of the date of termination or expiration for the purpose of unwinding the business relationship between the parties for a period of ninety (90) days following such termination or expiration.

4.4 Event of Default means any of the following: (i) the execution of any assignment for the benefit of creditors or the filing for relief by either party under any applicable bankruptcy, reorganization, moratorium, or similar debtor relief; (ii) the appointment of a receiver for Customer or Company or for substantially all of their respective assets or properties; (iii) either party's failure to pay any sum owed to the other hereunder at the time such amount comes due; (iv) either party's failure to perform or observe any other term, condition, or covenant to be performed by it under this Agreement; (v) an unauthorized assignment of this Agreement; or (vi) Customer's failure to utilize Equipment compatible with Company's Network or other network of Company, as determined by Company.

SECTION 5. Third Party Claims

5.1 AT&T's Obligations. AT&T agrees at its expense to defend and either to settle any third-party claim against Customer, its Affiliates and its and their respective employees and directors or to pay all damages that a court finally awards against such parties for a claim alleging that a Service provided to Customer under this Agreement infringes any patent, trademark, copyright or trade secret, but not where the claimed infringement arises out of or results from: (a) Customer's, its Affiliate's or an End User's content; (b) modifications to the Service by Customer, its Affiliate or a third party, or combinations of the Service with any non-AT&T services or products by Customer or others; (c) AT&T's adherence to Customer's or its Affiliate's written requirements; or (d) use of a Service in violation of this Agreement.

5.2 Customer's Obligations. Customer agrees at its expense to defend and either to settle any third-party claim against AT&T, its Affiliates and its and their respective employees, directors, subcontractors and suppliers or to pay all damages that a court finally awards against such parties for a claim that: (a) arises out of Customer's, its Affiliate's or an End User's access to or use of the Services and the claim is not the responsibility of AT&T under Section 5.1; (b) alleges that a Service infringes any patent, trademark, copyright or trade secret and falls within the exceptions in Section 5.1; or (c) alleges a breach by Customer, its Affiliate or an End User of a Software license agreement.

5.3 Infringing Services. Whenever AT&T is liable under Section 5.1, AT&T may at its option either procure the right for Customer to continue using, or may replace or modify, the Service so that it is non-infringing.

5.4 Notice and Cooperation. The party seeking defense or settlement of a third-party claim under this Section 5 will provide notice to the other party promptly upon learning of any claim for which defense or settlement may be sought, but failure to do so will have no effect except to the extent the other party is prejudiced by the delay. The party seeking defense or settlement will allow the other party to control the defense and settlement of the claim and will reasonably cooperate with the defense. The defending party will use counsel reasonably experienced in the subject matter at issue and will not settle a claim without the written consent of the party being defended, which consent will not be unreasonably withheld or delayed, except that no consent will be required to settle a claim where relief against the party being defended is limited to monetary damages that are paid by the defending party under this Section 5.

5.5 AT&T's obligations under Section 5.1 shall not extend to actual or alleged infringement or misappropriation of intellectual property based on Purchased Equipment, Software, or Third-Party Services.

5.6 For purposes of this Section 5, "Purchased Equipment" means equipment or other tangible products Customer purchases under this Agreement, including any replacements of Purchased Equipment provided to Customer. Purchased Equipment also includes any internal code required to operate such Equipment. Purchased Equipment does not include Software but does include any physical media provided to Customer on which Software is stored; "Software" means AT&T Software and Vendor Software; "Vendor Software" means software, including APIs, and all associated written and electronic documentation and data AT&T furnishes to Customer, other than AT&T Software; "AT&T Software" means software, including APIs, and all associated written and electronic documentation and data owned by AT&T and licensed by AT&T to Customer. AT&T Software does not include software that is not furnished to Customer; and "Third-Party Service" means a service provided directly to Customer by a third party under a separate agreement between Customer and the third party.

SECTION 6. International Roaming

6.1 No Resale. Customer (including its distributors, agents or dealers) shall not (i) characterize the services or devices it provides to End Users as involving the sale, resale or provision of wireless services; (ii) advertise that it is selling or providing wireless service, or (iii) charge its customers separately for wireless service.

6.2 Proper Authority. Customer represents and warrants that it (and its distributors, agents or dealers) will hold any necessary licenses or authorizations to operate its business using the Service. Additionally, the duty to comply with laws and regulations governing the use of encryption technology in each country where Customer uses the service, including any requirements to obtain use licenses and on-going reporting obligations, remains solely and exclusively with Customer. In addition to, and not in limitation of, any indemnification obligations of Customer under this Agreement, Customer further agrees to indemnify and hold AT&T harmless in the event a court, governmental authority or arbitrator finds that Customer's sale of its services or devices constitutes or includes an unauthorized sale, resale or provision of wireless service, or that it has failed to comply with requirements relating to encryption technology.

6.3 Assistance. Upon request by AT&T, Customer will provide, and will ensure that its customers and End Users will provide, to AT&T all assistance reasonably required to enable AT&T to comply with the requests or requirements of a roaming carrier, regulator, authority or other competent governmental body relating to Customer's use of international roaming Service, including in respect of, but not limited to, lawful interception and data retention.

6.4 Suspension or Termination of International Roaming Service. In addition to, and not in limitation of, Company's suspension or termination rights under this Agreement, AT&T may suspend, alter and/or withdraw international roaming Service in the event an order, direction, ruling or guidance from a regulator or international roaming carrier adversely affects AT&T's offer of international roaming Service to Customer.

SECTION 6.5 Use of International Roaming Service in Connection with Personal Safety Devices or Medical Devices.

The following requirements apply in all cases in which Customer uses the international roaming capability of the Service in connection with its provision of a Personal Safety Device or Medical Device (a "PS/M Device").

(a) Customer acknowledges that international roaming Service is not continuous, without interruption or ubiquitous, and is subject to risks including, but not limited to, lack of coverage, disruption, breakdown, data loss, harm to data integrity, delayed transmission, latency, and other performance limitations, especially as the Service relies on third party networks which Company is unable to control and for which it is not responsible (the "Service Limitations"). Company offers no guarantees of specific performance levels for international roaming Service nor that calls to emergency service agencies will be completed. Customer is solely responsible for determining whether international roaming service is appropriate for use with its PS/M Device (including any determination of compliance of the PS/M Device with all laws and regulations applicable to such Device). Customer must advise its End Users in writing of the Service Limitations in its contracts with End Users and/or its user manuals, product documentation, and/or instructions for use, and must use commercially reasonable efforts to inform any distributors, resellers, or medical personnel who prescribe or recommend the use of Customer's PS/M Devices of the Service Limitations.

(b) Customer represents and warrants that (i) it has reviewed and understands the Service Limitations and is satisfied that use of the Service is adequate for the intended purpose of its PS/M Device, (ii) that it has determined whether its PS/M Device is a Medical Device under the laws of each of the countries in which it will be sold, (iii) that it will comply with all applicable laws, including any laws related to the PS/M Device (including those for Medical Devices if applicable) in each of the countries in which the PS/M Device will be sold, and (iv) general restrictions or limitations on the use of its PS/M Device as supported by the Service shall be indicated in its user manuals, product documentation, and/or

instructions for use.

(c) Customer agrees that Company has no responsibility for, and disclaims all liability for or in connection with, Customer's compliance with any regulatory approvals or requirements in connection with its PS/M Device, including, but not limited to, Customer's ability to (i) successfully perform (pursuant to applicable laws, including those related to the provision of medical devices) a conformity assessment procedure for such PS/M Device, and/or (ii) affix and maintain a valid CE mark (or other equivalent marking of safety standard compliance) to, its PS/M Device.

(d) Customer shall comply with local privacy laws relating to End User information; including obtaining End User consents where required.

(e) Customer shall not identify or describe in any public marketing, instructions for use or similar materials relating to the PS/M Device Company as the provider of the telecommunications connectivity used by the Customer to wirelessly connect its PS/M Devices internationally.

(f) For purposes of this Section 6.5, (i) a "Personal Safety Device" is a Device which can be carried or worn by a person and which permits the person to summon assistance in the event of a fall, accident or medical emergency; and (ii) a "Medical Device" is a Device which is used for monitoring, measuring or treating medical conditions as defined in the applicable regulations or laws of the locality where the device is used; by way of example and not limitation, a Medical Device would include "medical devices" as defined in the European Union Medical Devices Directive (Directive 93/42/EEC, OJL 169, 12 July 1993) and the Active Implantable Medical Devices Directive (Directive 90/385/EEC, OJL 189/17, 20 July 1990), or its local equivalent.

SECTION 7. Invoices, Billing Data, Payments

7.1 Invoices and Billing Data. Company will provide Customer a summary invoice via the portal for all charges on a monthly basis, normally within ten days after the cut-off date for each billing cycle. Company in some cases may provide the invoice and billing data through physical delivery in addition to or as a substitute for use of the Portal.

7.2 Payments. Notwithstanding anything to the contrary in the General Terms and Conditions, payment, in a form payable in U.S. currency, is due within 30 days of receipt of Customer's invoice; for invoices made available electronically via a Portal, receipt is deemed to be the first day that an invoice is available to Customer for viewing on the Portal.

7.3 Rates. Customer will pay for Service at the rates set forth in the Service Plan(s) in the Exhibits hereto. Company may modify a Service Plan or charge as provided in the Service Guide.

Section 8. Letter of Credit. Prior to ordering SIMs, Customer will provide to Company a letter of credit in the amount of $20,000 to guaranty the payments under this Agreement, issued by a financial institution and having terms and conditions satisfactory to Company. A financial institution will generally be satisfactory to Company if it is a bank chartered under the laws of the State of an Area in which Customer purchases Service or the United States with deposits insured by the Federal Deposit Insurance Corporation ("FDIC") and with an office located within the Area. If Customer fails to pay any sum owed to Company, Company may draw from the letter of credit and apply such drawings to sums due hereunder. Company may request a commercially reasonable increase in the amount of the letter of credit at any time based on Company's assessment of Customer's creditworthiness, payment history with Company, or in the event Customer's monthly recurring charges substantially increase. All decisions with respect to a letter of credit shall be made in Company's sole discretion. Customer shall provide the new letter of credit within 30 days of Company's written request. Failure to provide the letter of credit will constitute a material breach under this Agreement. Anytime Customer has a past due balance with Company under this Agreement, Company may, without further notice, deduct any amounts due from any letter of credit

provided by Company and pursue other actions as Company deems appropriate. This right is in addition to all other rights and remedies available to Company under this Agreement or at law or in equity.

If Customer files for bankruptcy protection or an involuntary bankruptcy petition is filed against Customer, Company and Customer agree that Company shall be entitled to draw down against the letter of credit any sums that are owed Company at that time. Should Company seek relief from the automatic stay in order to effect such action, although such relief may not be required under current law, Customer agrees and stipulates to the entry of relief from the stay and agrees to raise no defenses thereto. Company and Customer stipulate that the letter of credit and the Customer's obligations under this Agreement arise out of the same transaction.

SECTION 9. Control Center Integration.

9.1 Customer acknowledges that it has been advised that Company intends to transition all of its customers from Enterprise On Demand ("EOD") to the AT&T Control Center Powered by Jasper SIM management platform ("**Control Center**") in 2016.

9.2 As of the Transition Effective Date (defined below):

(i) Customer's SIMs will be transferred from EOD to Control Center;

(ii) Exhibit A (Enterprise On Demand Services) shall be deemed deleted in its entirety; and

(iii) Exhibit B (Control Center Service) shall become effective.

For the avoidance of doubt, Customer will not be able to activate SIMs in Control Center until the Transition Effective Date.

9.3 Transition Effective Date and Preconditions. The "**Transition Effective Date**" for transition of all of the Customer's SIMs from EOD to the Control Center is targeted to occur in the third or fourth quarter of 2016, following the completion of the following preconditions:

(i) Customer completes its APN updates, i.e., completes migration from legacy MWAM architecture to NEO architecture; and

(ii) Company completes its IT setup to accomplish the transfer. Company will communicate completion of IT setup to Customer.

EXHIBITS AND SCHEDULES:

Exhibit A – Enterprise On Demand (EOD)

Exhibit B – Control Center Service (Control Center)

Exhibit C – Voice Addendum

EXHIBIT A
ENTERPRISE ON DEMAND ("EOD") SERVICE

I. **EOD Service Plans.** For each active SIM, Customer may select any of the EOD Service Plans referred to on the attached Schedule A-1. No other Service Plans are eligible for service under this Agreement.

II. **EOD Usage Charges**

A. **Usage Charges.** Data usage charges will apply to data transmissions, alerts, and any other information sent through the Network and associated with the Device. Unless stated otherwise, all data will be calculated and billed in kilobytes. Daily usage will be rounded up to the next kilobyte and the charge for each billing period will be rounded up to the nearest cent. Customer understands that the use of compression solutions may or may not impact the amount of kilobytes for which it is billed. Standard Text Messaging (SMS) is charged on a per-message basis.

B. **Dropped Transmissions.** Data transmissions may be involuntarily interrupted ("dropped") for a variety of reasons. Dropped transmissions will be billed as any other transmission. In addition, Company may try to re-send a dropped transmission, which will result in additional charges. If Company believes a credit is appropriate, it may reduce the charges accordingly.

C. **Roaming.** Roaming charges apply when a Device is used outside of the Company Network. Roaming rates and availability are set forth below in the Rate Plan descriptions. Lagging data records will be applied the day they are received by Company and not the date used.

III. **EOD Minimum Revenue Obligation ("MRO").** Customer agrees to an initial MRO of $5,000 per billing cycle beginning on the 19th billing cycle from the first activated SIM. If actual monthly service revenue is below the minimum monthly service revenue defined for that billing cycle, Customer will pay Company the difference. Only EOD billings satisfy the MRO.

Schedule A-1

AT&T MACHINE TO MACHINE WIRELESS COMMUNICATIONS
EOD SERVICE PLANS

Activation and Other Processes. Customer will follow the processes documented for EOD services. Any order for Service and/or Devices that Customer's authorized representative submits to Company will be binding upon Customer. Company may reasonably rely on the authority of any person who executes an order on Customer's behalf.

The following Service Plan(s) apply for EOD SIMs.

Table 1 - EOD Service Plans – Domestic U.S. - LTE Devices (or Greater) – Basic Voice

Included Data (US)	**Monthly Recurring Charge**	**Data Usage Overage (US)**	**International Roaming**	**Voice MRC**	**Voice Minutes Included** (U.S.)	**Voice Minutes of Use / Overage** (US, Canada) (See I)	**SMS Included (MO & MT combined)**	**SMS Overage (US)** (See F)	**Pooling** (see G)
500MB	$18.00	$0.015/MB	See I	$0.00	300	$0.10	500	$0.06	Yes

Notes:

A. Company's domestic data network includes U.S. areas owned and operated by Company and U.S. areas owned and/or operated by other carriers. It also includes select Caribbean markets. Refer to the coverage map at www.wireless.att.com/coverageviewer/ for coverage area. Customer must provide Company with its Place of Primary Use ("PPU"), which must be its business street address and be within an eligible Company wireless service Area.

B. SIM charge: There will be a one-time SIM charge of $0.00 per IMSI invoiced to Customer on the first invoice following shipment of the IMSI.

C. A one-time activation fee of $0.00 per SIM applies to all activations.

D. The termination fee for all service plans is $0 per SIM.

E. The change fee for changing between service plans is $0 per SIM.

F. The charge for MO Messages while roaming internationally, including Canada, is $.50 per Message. The charge for MT Messages while roaming internationally, including Canada, is $.15 per Message.

G. Pooling is only available within the same rate plan, i.e., there is no pooling across rate plans. Where "Yes" is indicated in the column, service plans are eligible for pooling within each service plan at no extra charge.

H. Basic Account Set-Up Fees. A Standard account set-up fee of $1,500 applies.

I. Any voice Minutes of Use outside of Canada & Domestic U.S. is $1.00 per minute. International Roaming in Canada is $12.70 per MB. All other countries is $19.50 per MB.

J. Additional Set-Up Charges Menu (apply only if ordered/required)

Connectivity Set-Up Charge (applies to each connection, e.g. Frame Relay or Network VPN)	$1,995.00
SMPP Set-Up Charge (for each connection, 1-way and/or 2-way SMS)	$1,995.00

Static and/or Dynamic IP Address Set-Up Charge (Per Pool Set-Up Instance; applies only as available and required)	$500.00
Custom APN Set-Up Charge (applies only if custom APN is requested)	$500.00
(If ordered) Static IP Addresses. Customer must pay Company a monthly IP Charge of $3.00 per public static IP address provided by Company.	
(If ordered) Dynamic IP Addresses. Customer must pay Company a monthly IP Charge of $3.00 per public dynamic IP address provided by Company for each such public dynamic IP address in excess of 5,000.	

EXHIBIT B -- AT&T CONTROL CENTER POWERED BY JASPER

[Effective on the Transition Effective Date]

1. The features of Control Center are set forth in the Service Guide and Schedule B-2 of this Exhibit B. The methods of providing such features and the scope and extent thereof shall be determined by Company in its sole discretion.

2. Control Center services, and the associated SaaS, are provided to Customer by Jasper Technologies, Inc. ("Jasper") through Company and are subject to Jasper's "Terms of Use" ("ToU") reprinted at http://jasper.com/terms.pdf, as the same may be changed from time to time. The ToU is a separate, supplemental agreement between Jasper and Customer and Customer is solely responsible for compliance with its terms and conditions. By Customer assenting to the terms and conditions of this Exhibit B, it is also bound to the terms and conditions of the ToU, as if the terms and conditions of the ToU were fully set forth herein. The terms of the ToU are in addition to, and do not modify or amend, the terms of this Exhibit B and its associated Agreement.

3. Provision of the Control Center to Customer is subject to and contingent upon continued availability of the Control Center from Jasper, as well as the terms and conditions of Company's agreements and understandings with Jasper. Company may withdraw availability of the Control Center on six (6) months advance written notice. If Company withdraws the Control Center service, Company may at its option continue to provide Company wireless services to deployed devices and SIMs using alternative service delivery platforms, at the same prices, terms and conditions specified herein.

4. There is no separate charge for the use of the Control Center Services set forth in this Exhibit B except as otherwise stated in the attached Schedule B-2. Prices for any additional services will be provided to Customer in advance. However, any Services activated using the Control Center will be subject to the pricing set forth in Schedule B-2 and not to the pricing schedules in any other agreement or in any other Exhibit to this Agreement.

5. Optional VPN Services. The provisions of Schedule B-3, apply if Customer elects to order the Optional VPN Service from Company for use with the Control Center.

6. Customer understands that the Control Center and associated SaaS is offered on an "as is" basis. Company makes no warranty, guarantee, or representation, express or implied, relating to the reliability, effectiveness, accuracy, completeness, performance, or operation of the Control Center and SaaS, the associated Service, or of the equipment and services furnished to Customer for purposes of the Control Center, SaaS or Service, and specifically disclaims any warranty of merchantability or fitness for a particular purpose.

SCHEDULE B-1 -- SUPPORT SERVICE CONTACTS

Advanced Solutions Care Helpdesk (ASC-HD)
Enterprise on Demand (EOD) & AT&T Control Center (ACC)
Customer Support Process

Escalation intervals are based on ticket create time	
Critical	20 or more devices affected, or Public Safety
Major	5-19 devices affected
Minor	1-4 devices affected

Request Support		
Customer's Request ***(via Customer Portal or phone)***	Service Representative	• File Ticket in Customer Portal • EOD: 1-888-334-3787 +5 Digit PIN • ACC/M2MAP: 1-866-516-9473
Escalation Intervals	***Level***	***Contact***
First Escalation Critical Ticket: +2 hrs. Major Ticket: +6 hrs. Minor Ticket: +48 hrs.	Service Representative	• EOD: 1-888-334-3787 +5 Digit PIN • ACC/M2MAP: 1-866-516-9473
Second Escalation **(must have 1st level)** Critical Ticket: +4 hrs. Major Ticket: +10 hrs. Minor Ticket: 72 hrs.	Manager SPOC Line	24x7 201-270-0700
Third Escalation **(must have 2nd level)** Critical Ticket: +5 hrs. Major Ticket: +16 hrs. Minor Ticket: +96 hrs.	Area Managers	Area Manager Hotline 201-270-2999
Fourth Escalation	Director	Chuck Dunleavy 732-885-7580 (Office) 732-310-4162 (Cell)

SCHEDULE B-2 -- CONTROL CENTER PRICES AND SERVICE PLANS

The Service Plans under this Schedule B-2 are only available for 310-410 SIMs transitioned from the EOD Schedule on the Transition Effective Date and 310-410 SIMs subsequently activated under this Schedule B-2. For the avoidance of doubt, 310-170 SIMs are not supported under this Schedule B-2.

I. **Service Plans.** For each active Control Center SIM, Customer may select any of the Service Plans listed below in this Schedule B-2. Notwithstanding any other provisions in the Agreement, and for the purposes of this Exhibit B, mid-cycle change of rate plan, correctly submitted via application program interface calls ("API Calls") or Control Center platform commands for completion at least 24 hours prior to billing cycle close, shall be set as effective at the beginning of the billing cycle and will be applied in the same billing cycle in its entirety on a non-prorated basis for data plan rating purposes. If a Service Plan requires a term commitment, the fee for early cancellation of Service on that plan will be specified in the Service Plan description.

II. **Features**. Feature charges (if any) will be billed on a monthly basis for any billing cycle during which the feature is activated or deactivated. Company may limit the number of features and promotions that can be assigned to a SIM.

III. **Minimum Revenue Obligation ("MRO") for Control Center Services.**

No MRO shall apply pilot to the Transition Effective Date. After the Transition Effective Date, the MRO of $5,000 per billing cycle (from previous EOD Exhibit) will apply for Control Center services beginning on the 19th billing cycle from the first activated SIM. If actual Control Center monthly service revenue is below the MRO for that billing cycle, Customer will pay Company the difference.

IV. **Activation and Other Processes.**

Customer will follow the processes established by Company from time-to-time to activate, terminate or otherwise modify Service or, if applicable, to purchase Devices. Any order for Service and/or Devices that Customer's authorized representative submits to Company will be binding upon Customer pursuant to the terms and conditions of this Agreement. Company may reasonably rely on the authority of any person who executes an order on Customer's behalf.

V. **Control Center Service Plan(s)**

The following Service Plan(s) apply for Control Center SIMs.

Table 1 - Control Center Service Plan(s) – LTE Devices (or Greater) – Basic Voice

Included Data (US)	**Monthly Recurring Charge**	**Data Usage Overage (US)**	**International Roaming**	**Voice MRC**	**Voice Minutes of Use** (See H)	**Voice Minutes Included (US & Canada)**	**SMS Included (MO & MT combined)**	**SMS Overage** (US) (See F)	**Pooling** (see G)
500MB	$18.00	$0.015/MB	See I	$0.00	$0.10	300	500	$0.06	Yes

Notes:

A. Company's domestic data network includes U.S. areas owned and operated by Company and U.S. areas owned and/or operated by other carriers. It also includes select Caribbean markets. Refer to the coverage map at www.wireless.att.com/coverageviewer/ for coverage area. Customer must provide Company with its Place of Primary Use ("PPU"), which must be its business street address and be within an eligible Company wireless service Area.

B. SIM charge: There will be a one-time SIM charge of $0.00 per IMSI invoiced to Customer on the first invoice following shipment of the IMSI.

C. A one-time activation fee of $0.00 per SIM applies to all activations.

D. The termination fee for all service plans is $0 per SIM.

E. The change fee for changing between service plans is $0 per SIM.

F. The charge for MO Messages while roaming internationally, including Canada, is $.50 per Message. The charge for MT Messages while roaming internationally, including Canada, is $.15 per Message.

G. Pooling is only available within the same rate plan, i.e., there is no pooling across rate plans. Where "Yes" is indicated in the column, service plans are eligible for pooling within each service plan at no extra charge.

H. Any voice Minutes of Use outside of Canada & Domestic U.S. is $1.00 per minute. International Roaming in Canada is $12.70 per MB. All other countries is $19.50 per MB.

VI. Services & Equipment Menu (apply if ordered)

Service	Frequency	Cost Per	Description
Account Setup Charge	One time per account	waived	Creation and configuration of Company Control Center account. Includes up to 3 hours of online training.
Custom Dynamic APN Set Up	One time Per APN	$500	Creation of custom APN – dynamic private IP addressing. Requires VPN.
Custom Static IP APN Set Up	One time Per APN	$1000	Creation of custom APN – static private IP addressing. Requires VPN.
SMPP Bind	One time per SMPP Bind	$500	Set up cost for SMPP Bind to provide for SMS connectivity. Includes connectivity to redundant SMSC gateways, Requires VPN.
CPE VPN setup -Rack Mount Routers	One time per VPN	$2,995	VPN set up that includes two (2) Cisco 891 rack mountable routers configured with redundant VPN tunnels. See Schedule B-3 for additional details.
COAM (Customer Owned and Maintained) VPN Set Up	One Time per VPN	$1,995	Customer Owned and Maintained VPN implementation. Must be Cisco model 891 configured with redundant VPN tunnels. Must be configured with Company supplied configuration and allow remote management and monitoring. Includes 10 hours of set up time. Additional time billable at hourly rate of $250. Customer must supply and maintain hardware. See Schedule B-3 for additional details.
Amazon Cloud Services			
Amazon VPN Setup	One Time	$1995	The customer must have an active Amazon Web Services Account with administrative rights over AWS components including EC2 instances, security, and VPC resources. Please see the document "Configuring Amazon Web Services" for additional requirements.
Hourly Rate over 10 hours	Per Hour	$250	10 hours included
Amazon VPN Monthly Charge	Monthly	Waived	
Equipment Charges	Services and Equipment under Section VI will be billed to Customer when ordered and charges are due in accordance to Section 7 in the Terms and Conditions.		

At a minimum, each Control Center account MUST include (1) Account Setup, (2) Dynamic or Static APN, and (3) CPE or COAM VPN.

Schedule B-3 – VPN Service Terms

1. **CPE (Customer Premises Equipment) VPN Services Terms.** The following applies if Customer elects to order the Optional VPN Service from Company for use with the Control Center. As a condition to using the Optional VPN Service incidental to the Control Center, two Company-owned VPN routers will be provided and pre-configured by Jasper for Company to work with the Jasper data centers which support the Control Center and Customer will limit all use of the services using these routers for the Control Center. While the Optional VPN Service is being provided, these Company routers will only be used to facilitate use of the Control Center; will be managed remotely; will permit only Company or its vendor to have access to the root administration of these routers; and will be supported through their manufacturer at Company's discretion.

   Prices for Optional VPN Services are as stated in Exhibit B-2. The routers and the services offered thereby are provided "as is" without any express or implied warranty, and Company disclaims all liability associated with their use. Customer is responsible for any liability, loss or theft of, to or relating the routers. At the conclusion of the term, unless Customer elects to extend the Control Center services, Customer will either return the Company routers in good condition and repair at its expense or promptly reimburse Company for their cost as determined by Company.

   Any use of the Company routers by Customer acknowledges agreement with these VPN Service terms.

2. **COAM (Customer Owned and Maintained) VPN Service Terms**. As a condition to the optional COAM VPN service provided by Company to facilitate the use of the Jasper Services by Customer, Customer will supply two VPN routers to work with Company's data centers, in either supported model:
   - Cisco 891 (rack mountable)

   Routers will be configured according to Company specification for connection to the ATT Control Center Services. Routers may need to be shipped to Company location for configuration. If shipping is required, Customer will pay reasonable shipping and handling costs.

   Customer will limit all use, and access of these routers to facilitate the use of the ATT Control Center Services by Customer. Unless Customer - incorporates these routers into its system facilities (that is, provides appropriate space, power and connectivity, assigns address space and points to a new route) solely for use with the Jasper Services within 60 days of Effective date, then Company reserves the right to withdraw support for the optional COAM VPN service.

   During the term, Customer will manage these routers; will have sole access to the root administration of these routers consistent with Company specification and will provide support for these routers. Customer is responsible for maintaining software updates, configuration, and availability of the routers and associated network, including network monitoring on the router. Company disclaims all liability associated with the router use. Customer is responsible for any loss or theft of routers or information from routers.

   If SMPP traffic is desired, Customer must implement a VPN for SMPP encrypted traffic.

   Any use of the routers by Customer for access to ATT Control Center Services, acknowledges agreement with these supplemental COAM VPN service terms.

EXHIBITS TO AT&T MACHINE TO MACHINE WIRELESS COMMUNICATIONS AGREEMENT

EXHIBIT C
VOICE DISPATCH SERVICES FOR EOD

(References for EOD in this Exhibit C shall change to Control Center after the Transition Effective Date)

1. Definitions.

1.1 All terms and conditions contained in the Agreement or Addendum (as applicable) apply to this Exhibit. In the event of a conflict between any terms and conditions in this Exhibit with regard to the Voice Dispatch Service and any terms and conditions contained in the Agreement or Addendum, the terms and conditions in this Exhibit shall take precedence.

1.2 "Dispatch Center" means a location either owned, hired by or arranged for by Customer for the purpose of receiving and transmitting data and voice communications to and from an Approved Device in conjunction with Customer's Approved Application(s).

1.3 "Hotlined" means an optional process by which the AT&T network is programmed so that a voice call from an Approved Device can only be connected to a single pre-designated number, and all other calls are blocked (except 911).

1.4 "Service" as defined in the Agreement or Addendum shall also include Voice Dispatch Services under this Exhibit.

1.5 "Voice Dispatch Service" means wireless voice service using the Global System for Mobile (GSM) wireless telecommunications system sold by Company to Customer for the limited purpose of allowing an End User to place or receive a voice call from a Dispatch Center using an Approved Device, with device functionally limited either through hotlining or by restrictions on call routing within the Customer Device itself.

1.6 "PPU" means Primary Place of Use. The Mobile Telecommunications Sourcing Act requires the Primary Place of Use to be the user's residential or business address that falls within the AT&T licensed service area. Taxes for Telecommunications services and regulatory compliance charges are based on the PPU.

2. Voice Dispatch Service

2.1 Customer may provide Voice Dispatch Service to End Users only in conjunction with its Approved Devices and Approved Applications. Rates for Voice Dispatch Service are set forth in Schedule A-1. Voice Dispatch Services are only available to Customer together with an eligible Data Service plan under Exhibit A only (EOD) and are not available as a stand-alone service. One form of Rate Plans for Dispatch Voice Service is available under this Exhibit: Two Way Voice Dispatch Service. A Device can be under only one Voice Dispatch Rate Plan at a time.

.

2.2 Two-Way Voice Dispatch Service allows both mobile originated and mobile terminated voice calls between an Approved Device and a Dispatch Center. SIMs are assigned a dialable phone number based on the PPU specified by Customer for the SIM. Calls using the Two-Way Voice Dispatch Service may at Customer request be Hotlined by Company from the Approved Device to a single telephone number predestinated by Customer, such as a Customer's toll free number. Customer may specify multiple Hotlined phone numbers for use by different devices, at Company's discretion. Company reserves the right to limit the number of Hotlined phone numbers that it will support. Two-Way Voice Service only supports "Gold" 64K SIMs.

2.3 Additional Features of Voice Dispatch Service will be dependant on the type and functionality of Approved Devices and Approved Applications. The standard features made available by Company via the Voice Dispatch Service include: display called number; last number dialed; and domestic roaming. Additional standard features available for Two-Way Voice Dispatch Service include: Caller ID; Caller ID Blocking; and incoming call rejection. Roaming in Canada and other international locations is available only on request, and at Company's discretion. No other features are available with the Voice Dispatch Service.

2.4 Voice Dispatch Service may only be used with Approved Devices and Approved Applications that comply with the following:

2.4.1 Devices may not include a dialing-capable keypad. For further clarity, no Device should incorporate a functional keypad including the keys 0-9, * and #, capable of directly dialing a free-form telephone number.

2.4.2 All voice calls originated by a Device and not Hotlined by Company, must be restricted and controlled by either the Device or Application as explained in Section 1.5 above and Schedule C-2 following.

2.4.3 If voice calls are not Hotlined, Customer must designate within EOD a range or list of numbers that each Device is allowed to call. These numbers must only be for a Dispatch Center. The allowed numbers description must be placed in one of the EOD custom fields associated with each SIM. Company may impose restrictions on the range of allowed numbers (e.g. to an enumerated list of numbers or to 50 contiguous numbers in an exchange) to allow both Company and Customer to check for non-Dispatch Center calls from an End User.

2.4.4 GSM standard Application SIM Locking is required for all SIMs used with the Voice Dispatch Service. This SIM locking prohibits the use of the SIM with a Device other than the Approved Device. Company will allow Customer up to six (6) months from Effective Date of this Dispatch Voice Exhibit to implement and deploy Application SIM locking to all Devices using the Dispatch Voice Service.

2.5 International dialing will not be permitted from any Voice Dispatch Service enabled Device.

2.6 Additional Application and Device requirements for Two-Way Dispatch Voice Service to ensure calling will only be to and from a Dispatch Center are set forth in Schedule C-2 to this Voice Dispatch Exhibit. These provisions are only applicable if Two Way Voice Dispatch pricing is provided in Schedule A-1.

2.7 As required under the Agreement or Addendum, all Devices and Applications must be tested and approved. If any Approved Device or Approved Application requires modification to work with the Voice Dispatch Service, or if the Approved Device or Approved Application functions in a materially different manner than the original approved use when used with Voice Dispatch Service, the Application or Device must be submitted to Company again for testing and approval.

2.8 Customer will follow the processes established by Company from time-to-time to activate, terminate or otherwise modify Voice Dispatch Service. Any order for Service that Customer's authorized representative submits to Company will be binding upon Customer pursuant to the terms and conditions of this Agreement. Company may reasonably rely on the authority of any person who executes an order on Customer's behalf.

3. **Protection of the Network or Services.**

Company may impose reasonable requirements on Customer relating to Customer's access to or use of the Voice Dispatch Services, which requirements may be required for fraud prevention, security or similar purposes. Customer and its End Users will not use or assist others to use Voice Dispatch Service (or any equipment or network connections used in connection with the Voice Dispatch Service) in any way that damages Company property or interferes with or disrupts Company's Network or any other customer of Company.

4 **Costs.**

Each Party shall cover its own costs relating to the entering into of this Exhibit and its performance of all of the obligations contemplated hereunder.

SCHEDULE C-1
VOICE DISPATCH SERVICE RATES FOR EOD

1. Two Way Dispatch Voice Service Plan.

1.1 **Rates and Fees**. Rates for Two-Way Voice Dispatch Service Plan are listed in the "**Additional EOD Service Plan – Includes Two-Way Voice"** of Exhibit A, Schedule A-1 to the Agreement (and in Schedule B-2 after the Transition Effective Date). Such pricing is subject to change from time-to-time as permitted under the Agreement.

Notes:

A. Company's domestic data and voice network includes U.S. areas owned and operated by Company and U.S. areas owned and/or operated by other carriers. It also includes select Caribbean markets. Refer to the coverage map at www.wireless.att.com/coverageviewer/ for coverage area. The End-User's principal residence must be within an eligible Company wireless area. If 25% or more of the data usage in any three month period is used off the Company owned and operated domestic network, Company reserves the right, at its option, with prior written notice, to terminate the Service or update the voice service plan rates.

B. SIM charges, SMS charges, text messaging charges, activation fees, termination fees, change fees, and provisioning fees are specified in Schedule A-1. There are no additional SIM charges or provisioning fees for Dispatch Voice Service, as an add-on to data service.

C. Every minute of usage from every user, as measured by AT&T systems, is billed at the applicable rate specified in the plan. Pooling of voice minutes is not applicable.

D. Hotline Setup Charges: Set up for each Hotline phone number on a Dispatch Voice Service profile is as follows:

Setup initial Hotline phone number profile	$500
Change Hotline phone number in existing profile	$500

E. Dispatch Calling to receiver-paid ("Toll Free") lines and Operator assisted calling. In addition to the mobile airtime minutes in this schedule, mobile originated calls may be subject to additional fees incurred at the terminating number. AT&T does not apply long distance charges to the mobile caller for mobile calling to standard North American Numbering Plan numbers. Mobile calls to receiver-paid lines (8XX NPAs such as 800, 877) may be prohibited by the carrier or subject to carrier fees, depending on the carrier and how the 8XX was ordered. Dispatch voice calls are not allowed to 9XX NPA. Direct to carrier-operator calls, and carrier-operator-assisted calls (0, 00, 011, 10, etc.) are not allowed with Dispatch Calling. All 5XX NPA mobile originated calls are blocked from AT&T operator assisted calling. Operator assisted 3-way calling is only available from Customer or End User operators at the Dispatch Center.

SCHEDULE C-2
TWO-WAY VOICE DISPATCH SERVICE ADDITIONAL REQUIREMENTS

For Applications and Devices used for Voice Dispatch Services, the following requirements apply:

1. No audible ring is permitted on incoming calls, except in a medical event context.

2. Inbound calls must not be answered by the Device except in a medical event context. A medical event context is a short time window (<= 15 minutes) following a medical event detected by the Device.